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                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 12b-25

                        NOTIFICATION OF LATE FILING
  |X|Form 10-K  |_|Form 20-F  |_|Form 11-K  |_|Form 10-Q  |_|Form N-SAR

                  For Period Ended:  December 31, 1995
                  [ x ] Transition Report on Form 10-K
                  [   ] Transition Report on Form 20-F
                  [   ] Transition Report on Form 11-K
                  [   ] Transition Report on Form 10-Q
                  [   ] Transition Report on Form N-SAR
                  For the Transition Period Ended:

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I  REGISTRANT INFORMATION

           Heng Fai China Industries, Inc.
Full Name of Registrant

           n/a
Former Name if Applicable

           650 West Georgia Street, Suite 558
Address of Principal Executive Office (Street and Number)

           Vancouver, British Columbia V6B 4N8
City, State and Zip Code

PART II  RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[x]   (a) The reasons described in  reasonable detail in Part III of this form could not be  eliminated  without unreasonable effort or expense;

[ ]   (b) The subject annual report, semi-annual report, transition report on
       Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c) The accountant's statement or other exhibit required by
        Rule 12b-25(c) has been attached if applicable.

PART III  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company is in the process of completing its financial statements (and consequently, other sections of disclosure which relate to such financial statements) and anticipates such completion to occur within the period provided hereby.

PART IV  OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification.

    Robert H. Trapp                           604        685-8318
   (Name)                                 (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                              |X|Yes   |_|No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              [ ]Yes   |X|No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       Heng Fai China Industries, Inc.
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     March 29, 1996          By  /s/ Robert H. Trapp
                                      Robert H. Trapp, Secretary
                                      and Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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